Exhibit 99.1

        BTU International Reports Second Quarter 2007 Results

       Slow second quarter - bookings up - solar business strong


    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--July 24, 2007--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the electronics manufacturing and alternative energy markets, today announced its financial results for the second quarter ended July 1, 2007.

    Net sales for the second quarter were $13.8 million, compared to $15.2 million in the preceding quarter, and compared to $22.5 million for the second quarter of 2006. Net income for the 2007 second quarter was $0.2 million, or $0.02 per diluted share, compared to net income of $0.7 million, or $0.07 per diluted share, reported in the preceding quarter, and compared to net income of $3.2 million, or $0.34 per diluted share, in the second quarter of 2006.

    Net sales for the first six months were $28.9 million compared to $43.5 million for the first six months of 2006. Net income for the six months ended July 1, 2007, was $0.9 million, or $0.09 per diluted share, compared to a net income of $5.9 million, or $ 0.62 per diluted share, for the first six months of 2006.

    Commenting on the company's performance, Paul J. van der Wansem, chairman and CEO, said, "Unfortunately, our revenues for the quarter slipped by about $1 million due to a delay in shipments caused by unusually heavy congestion at the Shanghai port facilities at the end of the quarter. This resulted in lower than expected revenues and profitability.

    "On the positive side, we believe that this past quarter signifies the bottom of the cycle in electronics and we see increased activity in our energy related business. We foresee stronger revenues and earnings in the second half driven by a growing backlog," said van der Wansem.

    Outlook

    "Revenues from our alternative energy business are on track to more than double this year. Recent bookings for solar energy systems were close to $6 million for customers producing either silicon-based or thin-film photovoltaic (PV) cells. This included a $3 million repeat order for multiple diffusion lines used in a continuous in-line phosphorous doping process. Other applications include equipment for solar-cell metallization and anti-reflective coatings. These orders are further evidence of the success of our corporate strategy to pursue focused growth in the rapidly expanding alternative energy markets.

    "These solar processing systems are destined for customers in the fastest growing markets for solar cell manufacturing, specifically in Asia (China and India), as well as in Europe and the United States. With our strong global infrastructure we expect to be well positioned to capitalize on this growing business opportunity, worldwide. Revenue recognition for these new orders will occur primarily during the fourth quarter, due to longer lead times for most of this type of equipment. In our electronics business we are seeing initial signs of strengthening," said van der Wansem.

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the third quarter of 2007, in a conference call to be held today, July 24, at 5:00 p.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through August 10, 2007, and can be accessed at these websites or by phone at
(888) 203-1112, passcode: 8746071.

    About BTU International

    BTU International is a market-leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets. BTU manufactures reflow furnaces for printed circuit board assembly as well as for wafer-level packaging and die-level packaging. Furthermore, BTU provides thermal process equipment for the solar cell, fuel cell and nuclear fuel industries. BTU, with headquarters in North Billerica, MA, operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This news release contains express or implied forward-looking statements regarding, among other things: (i) the company's expectation of stronger revenues and increasing backlog in the second half, (ii) the company's expectation for continuing profitability,
(iii) the company's expectation for doubling of revenues in the Alternative Energy business, (iv) the company's expectation for strengthening electronics business, and (v) revenues from the solar cell business occurring in the fourth quarter. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission, including but not limited to the company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2007. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 24, 2007, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

                     -- Financial Tables Follow --


                       BTU INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               July 1,   July 2,   July 1,   July 2,
                                  2007      2006      2007      2006
                               --------- --------- --------- ---------

Net sales                        $13,770   $22,538   $28,934   $43,473
Costs of goods sold                7,833    13,518    16,434    26,420
                               --------- --------- --------- ---------

  Gross profit                     5,937     9,020    12,500    17,053

Operating expenses:

   Selling, general and
    administrative                 4,121     4,457     8,665     8,861
   Research, development
     and engineering               1,524     1,254     2,895     2,183
                               --------- --------- --------- ---------

Operating income                     292     3,309       940     6,009

Interest income                      245       138       512       230
Interest expense                   (120)     (162)     (286)     (232)
Other loss, net                    (190)        16     (205)      (32)
                               --------- --------- --------- ---------

Income before provision
  for income taxes                   227     3,301       961     5,975

Provision for income taxes          (21)      (66)      (96)     (120)
                               --------- --------- --------- ---------

Net income                          $206    $3,235      $865    $5,855
                               ========= ========= ========= =========

Income per share:
   Basic                           $0.02     $0.35     $0.09     $0.65
   Diluted                         $0.02     $0.34     $0.09     $0.62

Weighted average number of
  shares outstanding:
   Basic shares                9,275,349 9,133,371 9,218,358 9,070,845
   Effect of dilutive options    171,618   308,518   167,316   312,719
                               --------- --------- --------- ---------

   Diluted shares              9,446,967 9,441,889 9,385,674 9,383,564
                               ========= ========= ========= =========


                       BTU INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (in thousands, except share data)


                                                      July 1, December
                                                                 31,
Assets                                                 2007     2006
                                                      ------- --------

Current assets
 Cash and cash equivalents                            $26,336  $25,100
 Accounts receivable                                   15,781   16,149
 Inventories                                           16,149   17,357
 Other current assets                                     679      528
                                                      ------- --------

        Total current assets                           58,945   59,134
                                                      ------- --------

Property, plant and equipment, net                      4,696    4,156

Other assets, net                                       2,418    2,397
                                                      ------- --------

           Total assets                               $66,059  $65,687
                                                      ======= ========

Liabilities and stockholders' equity

Current liabilities
 Current portion of long-term debt                       $257     $268
 Trade accounts payable                                 5,189    5,023
 Other current liabilities                              3,639    5,029
                                                      ------- --------

        Total current liabilities                       9,085   10,320

Long-term debt, less current portion                    9,412    9,552

Long-term deferred compensation                             -      283

Long-term liabilities                                     600      600
                                                      ------- --------

           Total liabilities                           19,097   20,755
                                                      ------- --------

        Total stockholders' equity                     46,962   44,932
                                                      ------- --------

           Total liabilities and stockholders' equity $66,059  $65,687
                                                      ======= ========

    CONTACT: BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
             Vice President, CAO
             or
             IR Counsel
             Bill Monigle, 941-497-1622